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                 August 23, 2022

       Steve Daly
       Chief Executive Officer
       Instructure Holdings, Inc.
       6330 South 3000 East, Suite 700
       Salt Lake City, UT 84121

                                                        Re: Instructure
Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 19,
2022
                                                            File No. 333-266988

       Dear Mr. Daly:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Jan Woo, Legal Branch
       Chief, 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Bradley Reed